UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2022

Harbor Custom Development, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-39266	46-4827436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Pacific Avenue, Suite 1200

Tacoma, WA 98402

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (253) 649-0636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HCDI	The Nasdaq Stock Market LLC
8% Series A Cumulative Convertible Preferred Stock	HCDIP	The Nasdaq Stock Market LLC
Warrants	HCDIW	The Nasdaq Stock Market LLC
Warrants	HCDIZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 25, 2022, Harbor Custom Development, Inc., a Washington corporation (the “Company”), calculated that the Company failed to meet a financial covenant of that certain Loan Agreement with BankUnited, N.A. (the “Lender”), dated March 7, 2022 (the “Loan”). Under the Loan, the Company covenanted that it would not allow its Interest Coverage Ratio as of the last day of each fiscal quarter to be less than 2.50. The Interest Coverage Ratio is defined as the ratio of EBITDA for the trailing four quarters to Interest Expense for the trailing four quarters. The Company had an Interest Coverage Ratio of 1.4 on September 30, 2022. Under the Loan, a failure to maintain the required Interest Coverage Ratio financial covenant is defined as an Event of Default. For such an Event of Default, the Lender may accelerate all amounts due under the Loan. The Lender has informed the Company that the Lender is sending the Loan to its restructuring department for potential restructuring, and, to date, has not provided the Company with a Notice of Default or Lender’s intention to accelerate payment of all amounts due under the Loan. The Company will update this disclosure when the results of the potential restructuring are known.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harbor Custom Development, Inc.

Date: October 28, 2022	By:	/s/ Lance Brown
Lance Brown
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)